Exhibit 99.1

Ready Capital Corporation Appoints Adam Zausmer as Chief Credit Officer

NEW YORK, NY – July 15, 2021 – Ready Capital Corporation (NYSE: RC) (“Ready Capital” or the “Company”) today announced the appointment of Adam Zausmer as Chief Credit Officer, effective immediately.

“Adam’s extensive knowledge and understanding of the commercial real estate markets as well as his disciplined approach to credit have contributed to Ready Capital’s strong competitive position in the market,” stated Ready Capital Chairman and Chief Executive Officer Thomas Capasse. “We are excited about promoting Adam to Chief Credit Officer and expect his leadership to be a driving force in the Company’s future success and growth.”

Mr. Zausmer joined Ready Capital’s manager, Waterfall Asset Management, LLC, in 2013. Prior to joining Waterfall Asset Management, LLC, Mr. Zausmer was a Senior Underwriter with JPMorgan Chase’s Commercial Term Lending business. From 2004 to 2012, Mr. Zausmer was a Vice President on the Credit Risk Management team at Credit Suisse, specializing in credit, underwriting and workouts for the global CMBS and Corporate Finance platforms. Mr. Zausmer began his career in 1999 as a Management Associate within Citigroup’s Global Shared Services division and transitioned to the Residential Real Estate business as a Senior Credit Risk Analyst until 2004. Mr. Zausmer received a Bachelor of Science degree in Business Administration from the University at Buffalo in 1999 and a Master of Science degree in Real Estate from New York University in 2007.

About Ready Capital Corporation

Ready Capital Corporation (NYSE: RC) is a multi-strategy real estate finance company that originates, acquires, finances and services small- to medium-sized balance commercial loans. Ready Capital specializes in loans backed by commercial real estate, including agency multifamily, investor and bridge as well as U.S. Small Business Administration loans under its Section 7(a) program. Headquartered in New York, New York, Ready Capital employs over 400 lending professionals nationwide. The company is externally managed and advised by Waterfall Asset Management, LLC.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “would,” “may,” “potential” or the negative of those terms or other comparable terminology are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of the Company, including, without limitation, the risk factors and other matters set forth in the prospectus supplement and the accompanying prospectus and the Company's Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC and in its other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Contacts:

Investor Relations

Ready Capital Corporation

212-257-4666

InvestorRelations@readycapital.com

Source: Ready Capital Corporation